Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Nancy Ellefson
VP of Finance
Pizza Inn, Inc.
469-384-5000
nellefson@pihq.com
PIZZA INN, INC. REPORTS RESULTS FOR
FIRST QUARTER FISCAL YEAR 2009
Chain reports sixth straight quarter of positive domestic Buffet Restaurant same store sales growth
The Colony, Texas – November 12, 2008 — PIZZA INN, INC. (NASDAQ:PZZI) today reported net income of $293,000, or $0.03 per share, for the first quarter ended September 28, 2008, versus net income of $345,000, or $0.03 per share, for the first quarter of the prior fiscal year. Highlights for the first quarter included:
•	Comparable domestic buffet restaurant sales increased 1.1% for the first quarter of fiscal 2009 compared to the same period of the prior fiscal year.

•	Total domestic restaurant sales decreased 3.4% for the first quarter of fiscal 2009 compared to the same period of the prior fiscal year.

•	The first quarter of fiscal 2009 represented the sixth consecutive quarter of domestic same store sales growth compared to the prior year.

•	General and administrative expenses decreased 21% in the first quarter of fiscal 2009 compared to the same period of the prior year due primarily to lower severance expense.
Charlie Morrison, President and CEO, commented, “Our same store sales performance has remained positive in these difficult economic times, which is indicative of the continued progress we are making in restoring the Pizza Inn brand. Our newest Company-owned restaurant in Denton, TX opened in mid-October and the initial sales results have been above expectations. This new Company restaurant will be the foundation for the development of Company and franchisee restaurants in the future.”
Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with

FOR IMMEDIATE RELEASE
Contact:
Nancy Ellefson
VP of Finance
Pizza Inn, Inc.
469-384-5000
nellefson@pihq.com
respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Pizza Inn’s control. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that Pizza Inn’s objectives and plans will be achieved.
Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises approximately 320 restaurants and owns two restaurants with annual and domestic and international chain-wide sales of approximately $135 million.

PIZZA INN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 28,	September 23,
	2008	2007
REVENUES:

Food and supply sales	$10,134	$10,779
Franchise revenue	1,064	1,116
Restaurant sales	190	183

	11,388	12,078

COSTS AND EXPENSES:
Cost of sales	9,655	10,072
Franchise expenses	479	620
General and administrative expenses	687	621
Severance	37	300
Bad debt	15	23
Interest expense	12	14

	10,885	11,650

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	503	428
Income taxes	161	—

INCOME FROM CONTINUING OPERATIONS	342	428

Loss from discontinued operations, net of taxes	(49)	(83)

NET INCOME	293	345

PIZZA INN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 28,	June 29,
	2008 (unaudited)	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$153	$1,157
Accounts receivable, less allowance for bad debts of $142 and $128, respectively	2,703	2,773
Notes receivable, current portion	8	6
Income tax receivable	120	272
Inventories	1,416	1,396
Property held for sale	299	301
Deferred income tax assets	555	555
Prepaid expenses and other	396	235

Total current assets	5,650	6,695

LONG-TERM ASSETS
Property, plant and equipment, net	996	635
Notes receivable	3	7
Deferred income tax assets	237	237
Re-acquired development territory, net	—	46
Deposits and other	165	215

	$7,051	$7,835

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable — trade	$1,514	$2,380
Cash overdraft	582	—
Accrued expenses	1,001	1,316
Short-term debt	301	—

Total current liabilities	3,398	3,696

LONG-TERM LIABILITIES
Deferred gain on sale of property	178	184
Deferred revenues	277	283
Other long-term liabilities	11	18

Total liabilities	3,864	4,181

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value; authorized 26,000,000 shares; issued 15,130,319 and 15,130,319 shares, respectively; outstanding 8,788,262 and 9,104,361 shares, respectively	151	151
Additional paid-in capital	8,598	8,543
Retained earnings	17,917	17,624
Treasury stock at cost
Shares in treasury: 6,342,057 and 6,025,958, respectively	(23,479)	(22,664)

Total shareholders’ equity	3,187	3,654

	$7,051	$7,835

PIZZA INN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	September 28,	September 23,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$293	$345
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	83	84
Severance accrual expense	—	300
Stock compensation expense	55	—
Provision for bad debts	15	23
Changes in operating assets and liabilities:
Deferred revenue	12	—
Notes and accounts receivable	209	(380)
Inventories	(20)	184
Accounts payable — trade	(866)	(302)
Accrued expenses	(327)	(646)
Prepaid expenses and other	(120)	(92)

Cash used for operating activities	(666)	(484)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(407)	(40)

Cash used for investing activities	(407)	(40)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in line of credit, net	301	—
Cash overdraft	582	—
Repurchase of common stock	(814)	(35)

Cash provided by (used) for financing activities	69	(35)

Net decrease in cash and cash equivalents	(1,004)	(559)
Cash and cash equivalents, beginning of period	1,157	1,879

Cash and cash equivalents, end of period	$153	$1,320

PIZZA INN, INC.
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	September 28,	September 23,
	2008	2007
CASH PAYMENTS FOR:

Interest	$12	$14